Exhibit 99.1

THE HANOVER INSURANCE GROUP, INC. REPORTS SECOND QUARTER 2006 EARNINGS:

NET INCOME OF $0.99 PER SHARE COMPARED TO $1.34 PER SHARE LAST YEAR; INCOME FROM CONTINUING OPERATIONS OF $1.04 PER SHARE COMPARED TO $1.06 PER SHARE LAST YEAR

WORCESTER, Mass., July 31, 2006—The Hanover Insurance Group, Inc. (NYSE: THG) today reported net income for the second quarter of $50.9 million, or $0.99 per share, compared to $72.0 million, or $1.34 per share in the second quarter of last year. Last year’s second quarter net income includes a federal income tax benefit of $12.9 million, or $0.23 per share, primarily related to the company’s discontinued variable life insurance and annuity business. Income from continuing operations was $53.7 million for the second quarter, or $1.04 per share, compared to $57.1 million, or $1.06 per share, in the second quarter of last year.

Total Property and Casualty pre-tax segment income was $86.2 million in the quarter, compared to $90.1 million in the second quarter of last year. Total Property and Casualty pre-tax catastrophe losses were $19.5 million in the current quarter, compared to $7.0 million in the second quarter of last year.

“Our companies continue to deliver strong results,” said Frederick H. Eppinger, chief executive officer of The Hanover Insurance Group, Inc. “Our second quarter results reflect better loss ratios and strong growth in both commercial lines and personal lines. Property and Casualty segment earnings excluding catastrophe losses improved significantly from the prior year.”

Segment Results

The Hanover conducts its business in four operating segments. Three of these operating segments, Personal Lines, Commercial Lines, and Other Property and Casualty, are included in our Property and Casualty operations. The Personal Lines segment markets automobile, homeowners and ancillary coverages to individuals and families. The Commercial Lines segment offers a suite of products targeted at the small- to mid-size business markets, which include commercial multiple peril, commercial automobile, workers’ compensation and other commercial coverages, such as fidelity and surety, and inland marine. The Other Property and Casualty segment includes AMGRO, Inc., a premium financing business; Opus Investment Management, Inc., which provides investment management services to institutions, pension funds and other organizations; and earnings on holding company assets, as well as a block of run-off voluntary pools business in which we have not actively participated since 1995. The Life Companies, the company’s fourth operating segment, include the run-off business of First Allmerica Financial Life Insurance Company (FAFLIC), principally consisting of traditional life insurance and retirement businesses.

The following table shows pre-tax segment income. It is presented in a manner consistent with the way management evaluates results and is set forth in accordance with Statement of Financial Accounting Standards No. 131, “Disclosures About Segments of an Enterprise and Related Information.”

	Quarter ended June 30 (In millions)
	2006	2005
Property and Casualty:

Personal Lines(1)	$53.7	$57.4

Commercial Lines(2)	30.2	31.0

Other Property and Casualty	2.3	1.7

Total Property & Casualty	86.2	90.1

Life Companies	(1.0)	(7.5)

Interest expense on corporate debt	(9.9)	(9.9)

Total pre-tax segment income	75.3	72.7

Federal income tax expense	23.6	19.5

Total segment income after taxes (3)	$51.7	$53.2

(1)	Includes Personal Lines pre-tax catastrophe losses of $8.9 million and $4.4 million for the second quarter of 2006 and 2005, respectively.

(2)	Includes Commercial Lines pre-tax catastrophe losses of $10.6 million and $2.6 million for the second quarter of 2006 and 2005, respectively.

(3)	See reconciliation from segment income to net income at the end of this document.

Property and Casualty

Property and Casualty pre-tax segment income was $86.2 million in the second quarter of 2006, down from $90.1 million in the second quarter of 2005, a decrease of $3.9 million. Pre-tax catastrophe losses were $19.5 million in the current quarter compared to $7.0 million in the second quarter of 2005. Excluding the pre-tax impact of catastrophe losses, property and casualty pre-tax segment income was $105.7 million in the current quarter compared to $97.1 million in the prior year quarter. This increase was primarily due to favorable loss performance in both Personal Lines and Commercial Lines, partially offset by increased expenses.

Property and Casualty highlights:

•	Net premiums written were $598.4 million in the second quarter of 2006, compared to $557.5 million in the second quarter of 2005, up 7.3%.

•	Net premiums earned were $549.4 million in the second quarter of 2006, compared to $549.8 million in the second quarter of 2005.

•	New business net premiums written were $151.8 million in the second quarter of 2006, representing an increase of 72% over the $88.1 million in the second quarter of 2005.

•	Favorable development of prior year loss and LAE reserves was $27.2 million in the second quarter of 2006, compared to favorable development of $15.9 million in the second quarter of

2005, driven primarily by our Personal Auto, Workers’ Compensation, and Commercial Auto lines.

The following table summarizes the components of the GAAP combined ratio for the Property and Casualty segment:

	Quarter ended June 30
	2006	2005
Personal Lines losses (excluding catastrophes)	49.3%	53.3%

Personal Lines catastrophe-related losses	2.6%	1.2%

Total Personal Lines losses	51.9%	54.5%

Commercial Lines losses (excluding catastrophes)	41.2%	49.3%

Commercial Lines catastrophe-related losses	5.2%	1.3%

Total Commercial Lines losses	46.4%	50.6%

Total P&C Losses	49.9%	53.2%

Loss adjustment expenses	11.2%	9.3%

Policy acquisition and other underwriting expenses	33.8%	31.2%

Combined Ratio	94.9%	93.7%

Personal Lines

Personal Lines pre-tax segment income was $53.7 million in the quarter compared to $57.4 million in the prior year quarter, a decrease of $3.7 million. Pre-tax catastrophe losses were $8.9 million in the current quarter compared to $4.4 million in the second quarter of 2005. Excluding the pre-tax impact of catastrophe losses, personal lines pre-tax segment income was $62.6 million in the current quarter compared to $61.8 million in the prior year quarter. This increase was primarily due to improved loss performance, partially offset by higher expenses.

The loss ratio in the current quarter was 51.9% versus 54.5% in the prior year quarter. Pre-tax catastrophe losses added 2.6 points to the loss ratio in the current quarter compared to 1.2 points in the prior year quarter. The loss ratio excluding the impact of catastrophes was 49.3% in the current quarter versus 53.3% in the prior year quarter, an improvement of 4.0 points. The factors driving the improvement in the loss ratio excluding catastrophes were both the favorable development of prior year loss reserves and favorable underwriting results from our involuntary pools, primarily the Massachusetts Commonwealth Automobile Reinsurers pool (CAR).

In the current quarter, development of prior year loss reserves was favorable by $16.3 million, or 4.7 points of the loss ratio, compared to $8.8 million favorable, or 2.5 points of the loss ratio in the second quarter of 2005. The improvement in prior year reserve development was primarily a result of favorable development in Personal Auto.

Underwriting and loss adjustment expenses were higher in the quarter due to several factors, including: the implementation of a new claims operating model, the impact of the new accounting for stock-based compensation, and, to a lesser extent, an increase in the proportion of overhead expenses absorbed by the Property and Casualty segment.

Personal Lines highlights:

•	Net premiums written were $360.7 million in the second quarter of 2006, compared to $347.7 million in the second quarter of 2005, up 3.7%.

•	Net premiums earned were $344.5 million in the second quarter of 2006, compared to $353.3 million in the second quarter of 2005.

•	New business net premiums written were $71.0 million in the second quarter of 2006, representing an increase of 120% compared to $32.2 million in the second quarter of 2005.

•	The Personal Lines GAAP combined ratio was 92.9% in the second quarter, versus 91.5% in the prior year quarter.

•	The pre-tax catastrophe losses were $8.9 million, or 2.6 points of the combined ratio for the second quarter of 2006, compared to $4.4 million, or 1.2 points of the combined ratio for the second quarter of 2005.

•	Favorable development of prior year loss and LAE reserves was $17.3 million in the current quarter, compared to favorable development of $9.6 million in the second quarter of 2005; improving the personal lines combined ratio by 5.0 points and 2.7 points, respectively.

Commercial Lines

Commercial Lines pre-tax segment income was $30.2 million in the quarter, compared to $31.0 million in the second quarter of 2005. Pre-tax catastrophe losses were $10.6 million in the current quarter compared to $2.6 million in the second quarter of 2005. Excluding the pre-tax impact of catastrophe losses, commercial lines pre-tax segment income was $40.8 million in the current quarter compared to $33.6 million in the prior year quarter. This increase was driven by growth in specialty lines, improved current accident year loss performance, and favorable development of prior year reserves, partially offset by higher expenses.

The loss ratio in the current quarter was 46.4% versus 50.6% in the prior year quarter. Pre-tax catastrophe losses added 5.2 points to the loss ratio in the current quarter compared to 1.3 points in the prior year quarter. The loss ratio excluding the impact of catastrophes was 41.2% in the current quarter versus 49.3% in the prior year quarter, an improvement of 8.1 points.

In the current quarter, development of prior year loss reserves was favorable by $8.7 million, or 4.3 points of the loss ratio, compared to $3.9 million, or 2.0 points of the loss ratio in the second quarter of 2005. The increase in favorable prior year reserve development was driven by Workers’ Compensation and Commercial Auto lines. The current accident year loss results also improved, driven primarily by improvement in Commercial Multi-peril and growth in specialty lines.

Underwriting and loss adjustment expenses were higher in the quarter due to several factors which include: a continued shift in product mix to specialty lines that typically carry a relatively higher expense ratio, the impact of the new accounting for stock-based compensation, investments in technology, implementation of a new claims operating model and to a lesser extent, an increase in the proportion of overhead expenses absorbed by the Property and Casualty segment.

Commercial Lines highlights:

•	Net premiums written were $237.4 million in the second quarter of 2006, compared to $209.6 million in the second quarter of 2005, up 13.3%.

•	Net premiums earned were $204.7 million in the current quarter, compared to $196.3 million in the prior year quarter.

•	New business net premiums written were $80.8 million in the second quarter of 2006, representing an increase of 44% compared to $55.9 million in the second quarter of 2005.

•	The Commercial Lines GAAP combined ratio was 98.4% in the second quarter, compared to 97.4% in the prior year quarter.

•	The pre-tax catastrophe losses were $10.6 million, or 5.2 points of the combined ratio for the second quarter of 2006, compared to $2.6 million, or 1.3 points of the combined ratio for the second quarter of 2005.

•	Favorable development of prior year loss and LAE reserves was $10.9 million in the current quarter, compared to favorable development of $6.8 million in the second quarter of 2005; improving the Commercial Lines combined ratio by 5.3 points and 3.5 points, respectively.

Other Property & Casualty

Other Property & Casualty pre-tax segment income was $2.3 million in the quarter, compared to $1.7 million in the prior year quarter. Other Property & Casualty includes the company’s premium financing business, investment management operations, earnings on holding company assets, as well as run-off voluntary pools.

Life Companies

Continuing Operations:

The continuing operations of the Life Companies now include the FAFLIC retained business. The retained business primarily includes the closed block of traditional life insurance, group retirement business, guaranteed investment contract (GIC) businesses, and the company’s discontinued group life and health business, including group life and health voluntary pools, which are all in run-off.

The Life Companies continuing operations reported a segment loss of $1.0 million in the current quarter of 2006, compared to a loss of $7.5 million in the second quarter of 2005, primarily attributable to lower expenses.

Loss on Disposal of the Variable Life Insurance and Annuity Business:

For the current quarter, the company recorded an expected loss on the sale of the variable life insurance and annuity business of $2.8 million, net of tax, relating primarily to net transition service expenses.

Investment Results

Net investment income was $79.2 million for the second quarter of 2006, compared to $78.3 million in the same period of 2005. Net investment income in the Property and Casualty segment increased $4.6 million to $56.0 million primarily due to increased operating cash flows and higher investment income from the proceeds on the sale of the variable life insurance and annuity business. This was partially offset by a decrease in net investment income in the Life Companies of $3.8 million to $23.0 million, driven by lower average invested assets, primarily resulting from the maturities of long-term funding agreements.

Second quarter 2006 pre-tax net realized investment gains were $2.9 million, compared to $4.2 million of pre-tax net realized investment gains in the same period of 2005. In the current quarter, the company experienced pre-tax net realized investment gains of $4.8 million primarily from the sale of fixed maturities. These gains were partially offset by $1.9 million of capital losses resulting from impairments on certain fixed maturity securities and other invested assets. In the second quarter of 2005, the company experienced pre-tax net realized investment gains of $5.6 million primarily from the sale of fixed maturities. These gains were partially offset by $1.4 million of capital losses resulting from impairments on certain fixed maturity and equity securities.

Balance Sheet

Shareholders’ equity was $1.8 billion, or $34.77 per share at June 30, 2006, compared to $2.0 billion or $36.30 per share at December 31, 2005, primarily due to the share repurchase program and an increase in unrealized losses. Excluding accumulated other comprehensive income, book value was $38.46 per share at the close of the current quarter, compared to $37.33 per share at December 31, 2005.

Earnings Conference Call

The Hanover will host a conference call to discuss the company’s first quarter results on Tuesday, August 1st at 10:00 a.m. Eastern Time. A PowerPoint slide presentation will accompany our prepared remarks and has been posted on our web site. Interested investors and others can listen to the call and access the presentation through The Hanover’s web site, located at www.hanover.com. Web-cast participants should go to the web site 15 minutes early to register, download, and install any necessary audio software. A re-broadcast of the conference call will be available on this web site two hours after the call.

Statistical Supplement

The Hanover’s second quarter earnings press release and statistical supplement are also available in the Investors section at www.hanover.com.

Forward-Looking Statements

Certain statements in this release or in the above referenced conference call may be considered to be forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Use of the words “believes”, “anticipates”, “expects”, “projections”, “outlook”, “should”, “plan”, “guidance” and similar expressions is intended to identify forward-looking statements. The company cautions investors that any such forward-looking statements are not guarantees of future performance, and actual results could differ materially. Investors are directed to consider the risks and uncertainties in our business that may affect future performance and that are discussed in readily available documents, including the company’s annual report and other documents filed by The Hanover with the Securities and Exchange Commission and which are also available at www.hanover.com under “Investors”. These uncertainties include the possibility of adverse catastrophe experiences (including terrorism) and severe weather, the uncertainties in estimating property and casualty losses (particularly with respect to products with longer tails and with respect to losses incurred as the result of Hurricanes Katrina and Rita), the ability to increase or maintain certain property and casualty insurance rates, the impact of new product introductions (such as the multi-variate personal auto product), adverse loss development and adverse trends in mortality and morbidity, change in the current favorable frequency and loss trends generally being experienced industry-wide, the ability to improve renewal rates and increase new property and casualty policy counts, investment impairments, heightened competition (including rate pressure), adverse state and federal legislation or regulation or regulatory actions, financial ratings actions, uncertainties in estimating the FIN 45 liability recorded in conjunction with certain indemnity obligations to Goldman Sachs in connection with the sale of the variable life insurance and annuity business (including with respect to existing and potential litigation and regulatory actions and the remediation of certain processing errors in connection with tax reporting), and various other factors.

The Hanover uses non-GAAP financial measures as important measures of the company’s operating performance, including total segment income, property and casualty segment income, and measures of segment income and loss ratios excluding catastrophe losses.

Segment income is net income excluding federal income taxes and net realized investment gains and losses, including gains or losses on certain derivative instruments, because fluctuations in these gains and losses are determined by interest rates, financial markets and the timing of sales. Segment income also excludes net gains and losses on disposals of businesses, discontinued operations, restructuring costs, extraordinary items, the cumulative effect of accounting changes and certain other items. Property and Casualty segment income is the sum of the segment income of the three operating segments of The Hanover’s property and casualty operations: Personal Lines, Commercial Lines and Other Property and Casualty. The Hanover believes that measures of total segment income and Property and Casualty segment income provide investors with a valuable measure of the performance of the company’s ongoing businesses because they highlight net income attributable to the normal operations of the business.

The Hanover also provides measures of segment income and loss ratios that exclude the effects of catastrophe losses. A catastrophe is a severe loss, resulting from natural or manmade events, including risks such as fire, hurricane, earthquake, windstorm, explosion, terrorism or other similar events. Each catastrophe has unique characteristics. Catastrophes are not predictable as to timing or loss amount in advance. The Hanover believes that a discussion of the effect of catastrophes is meaningful for investors to understand the variability of periodic earnings and loss ratios.

Net income is the most directly comparable GAAP measure for total segment income, Property and Casualty segment income and measures of segment income that exclude the effects of catastrophe losses. Segment income, Property and Casualty segment income and measures of segment income that exclude the effects of catastrophe losses should not be construed as a substitute for net income determined in accordance with GAAP. A reconciliation of net income to segment income and Property and Casualty segment income for the quarters ended June 30, 2006 and 2005 is set forth in the table at the end of this document and in the statistical supplement. Loss ratios calculated in accordance with GAAP are the most directly comparable GAAP measure for loss ratios calculated excluding the effects of catastrophe losses. The presentation of loss ratios calculated excluding the effects of catastrophe losses should not be construed as a substitute for loss ratios determined in accordance with GAAP.

The Hanover Insurance Group, Inc., based in Worcester, Mass., is the holding company for a group of insurers that includes The Hanover Insurance Company, also based in Worcester, Citizens Insurance Company of America, headquartered in Howell, Michigan, and their affiliates. The Hanover offers a wide range of property and casualty products and services to individuals, families and businesses thorough an extensive network of independent agents, and has been meeting its obligations to its agent partners and their customers for more than 150 years. Taken as a group, The Hanover ranks among the top 35 property and casualty insurers in the United States.

Contact Information

Investors: Sujata Mutalik	Media: Amy Lynn Banek
E-mail: smutalik@hanover.com	E-mail: abanek@hanover.com
1-508-855-3457	1-508-855-4486

THE HANOVER INSURANCE GROUP, INC.

(In millions, except per share data)

	Quarter ended June 30
	2006	2005
Net income	$50.9	$72.0

Net income per share(1)	$0.99	$1.34

Weighted average shares (diluted)	51.6	53.9

The following is a reconciliation from segment income to net income (2):

PER SHARE DATA (DILUTED) (1)	Quarter ended June 30
	2006		2005
Segment Income	$	Per Share	$	Per Share
Property and Casualty

Personal Lines	$53.7	—	$57.4	—

Commercial Lines	30.2	—	31.0	—

Other Property & Casualty	2.3	—	1.7	—

Total Property and Casualty	86.2	—	90.1	—

Life Companies	(1.0)	—	(7.5)	—

Interest expense on corporate debt	(9.9)	—	(9.9)	—

Total segment income	75.3	$1.46	72.7	$1.35

Federal income tax expense on P&C segment income	(30.3)	—	(26.8)	—

Federal income tax benefit on other segment income	6.7	—	7.3	—

Total federal income tax expense on segment income	(23.6)	(0.46)	(19.5)	(0.36)

Total segment income after federal income taxes	51.7	1.00	53.2	0.99

Net realized investment gains, net of amortization	3.6	0.07	3.6	0.07

Change in prior years tax reserves	—	—	2.3	0.04

Gain (loss) on derivatives	0.1	—	(0.3)	(0.01)

Restructuring costs	(0.6)	(0.01)	(0.2)	—

Federal income tax expense on non-segment income	(1.1)	(0.02)	(1.5)	(0.03)

Income from continuing operations, net of taxes	53.7	1.04	57.1	1.06

Income from discontinued variable life insurance and annuity business, net of taxes	—	—	14.9	0.28

Loss on disposal of variable life insurance and annuity business, net of taxes	(2.8)	(0.05)	—	—

Income before cumulative effect of accounting change	50.9	0.99	72.0	1.34

Cumulative effect of change in accounting principle, net of taxes	—	—	—	—

Net income	$50.9	$0.99	$72.0	$1.34

(1)	Basic net income per share was $1.00 and $1.35 for the quarters ended June 30, 2006 and 2005, respectively.

(2)	In accordance with Statement of Financial Accounting Standards No. 131, “Disclosure about Segments of an Enterprise and Related Information”, the separate financial information of each segment is presented consistent with the way results are regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

Management evaluates the results of the aforementioned segments on a pre-tax basis. Segment income is determined by adjusting net income for net realized investment gains and losses including certain gains or losses on derivative instruments, because fluctuations in these gains and losses are determined by interest rates, financial markets and the timing of sales. Also, segment income excludes net gains and losses on disposals of businesses, discontinued operations, restructuring costs, extraordinary items, the cumulative effect of accounting changes and certain other items.

Net income includes the following items by segment:

	Quarter ended June 30, 2006 (In million)
	Personal Lines	Commercial Lines	Other Property & Casualty	Life Companies	Total
Net realized investment gains (losses)	$2.5	$2.5	$(1.5)	$0.1	$3.6

Gains on derivative instruments	—	—	—	0.1	0.1

Restructuring costs	—	—	—	(0.6)	(0.6)

Loss on disposal of variable life insurance and annuity business, net of taxes	—	—	—	(2.8)	(2.8)

	Quarter ended June 30, 2005 (In millions)
	Personal Lines	Commercial Lines	Other Property & Casualty	Life Companies	Total
Change in prior years tax reserves	$—	$—	$—	$2.3	$2.3

Net realized investment (losses) gains	0.2	—	0.7	2.7	3.6

Losses on derivative instruments	—	—	—	(0.3)	(0.3)

Restructuring costs	—	—	—	(0.2)	(0.2)

Income from discontinued variable life insurance and annuity business, net of taxes	—	—	—	14.9	14.9

All figures reported are unaudited.